EXHIBIT 10.31.1.1

AMENDMENT OF SEVERANCE AGREEMENT

This AMENDMENT OF SEVERANCE AGREEMENT (this “Amendment”) by and between Cortland Bancorp, an Ohio corporation, and Timothy Carney (the “Executive”), is entered into and shall be effective as of this     day of     , 2014.

WHEREAS, on September 28, 2012 Cortland Bancorp and the Executive entered into a Severance Agreement (the “Severance Agreement”), which agreement provides for benefits payable to the Executive after a change in control of Cortland Bancorp,

WHEREAS, in addition to benefits payable after a change in control, the Severance Agreement provides in section 19(g) for special compensation to be paid after employment termination in exchange for post-employment restrictions imposed by section 19, including restrictions on competition, which section 19 restrictions apply regardless of whether a change in control has previously occurred, and

WHEREAS, without affecting any other provisions of the Severance Agreement, Cortland Bancorp and the Executive desire to amend section 19 of the Severance Agreement so that the section 19 post-employment restrictions apply solely in the case in which a change in control has not previously occurred, becoming void when a change in control occurs.

NOW THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Cortland Bancorp and the Executive hereby agree as follows.

1. Amendment of section 19(g) of the Severance Agreement. Effective as of the date first written above, the Severance Agreement is amended by deleting the first sentence of section 19(g), which currently states, “The Executive and Cortland Bancorp acknowledge and agree that the post- employment restrictions in this section 19 apply in the Restricted Period without regard to whether a Change in Control has previously occurred.” As a result of this amendment, section 19 shall no longer apply after a change in control occurs, and in its entirety section 19(g) shall provide as follows –

(g) Special compensation. Because the Executive may be subject to the post-employment restrictions of this section 19 without also being entitled to Change-in-Control benefits under this Agreement, Cortland Bancorp hereby agrees that the Executive shall be entitled to one times compensation, as the term compensation is defined in section 1(a), under this section 19(g), payable in a single lump sum, without reduction to account for the time value of money or discounting to present value, except that the Executive shall not be entitled to any compensation under this section 19(g) if (x) the Executive is entitled to receive or has received Change-in-Control compensation under this Agreement or (y) the Executive’s employment termination is on account of retirement or occurs after the Executive attains age 65. The provisions of section 4, prohibiting payment of severance in specified cases, shall not apply to or operate to prevent payment of special compensation to which the Executive is entitled under this section 19 after employment termination.

The special compensation payable under this section 19(g) shall be paid to the Executive within five days after the Executive’s employment termination, but if when the Executive’s employment terminates the Executive is a specified employee, as defined in section 409A of the Internal Revenue Code of 1986, and if the special compensation payable under this section 19(g) would be considered nonqualified deferred compensation under section 409A, and finally if an exemption from the six-month delay requirement of section 409A(a)(2)(B)(i) is not available, rather than being payable within five days after employment termination the special compensation payable under this section 19(g) shall be paid to the Executive in a single lump sum without interest on the first day of the seventh month after the month in which the Executive’s employment terminates.

2. Amendment of section 19(h) of the Severance Agreement. Effective as of the date first written above, the Severance Agreement is amended by deleting section 19(h) and replacing it with a revised section 19(h), with the effect that the post-employment restrictions of section 19 become void after a change in control occurs. The text of section 19(h) to be deleted is reproduced below for reference purposes, with the text to be deleted struck through, and the replacement text of new section 19(h) immediately follows –

(h) ~~Enforcement by successors. This provisions of this section shall be binding upon and enforceable by Cortland Bancorp and any successor to Cortland Bancorp, including any person acquiring directly or indirectly all or substantially all of the business, assets, or stock of Cortland Bancorp by purchase, merger, consolidation, reorganization, or otherwise. The Executive’s consent is not necessary for any assignment or transfer of the rights and obligations of this section that occurs or is deemed to occur as the result of any person acquiring directly or indirectly all or substantially all of the business, assets, or stock of Cortland Bancorp by purchase, merger, consolidation, reorganization, or otherwise.~~

(h) Section 19 is void after a Change in Control. Section 19 of this Agreement shall be null and void after a Change in Control occurs.

3. The Severance Agreement remains in full force and effect.  As amended by this Amendment, the Severance Agreement remains in full force and effect.

4. Use of defined terms.  All terms used but not defined in this Amendment are used as defined in the Severance Agreement.

5. Applicable law.  This Agreement and all rights hereunder shall be governed by the laws of the State of Ohio, except to the extent preempted by the laws of the United States of America.

IN WITNESS WHEREOF, the Executive and a duly authorized officer of Cortland Bancorp have executed this Amendment of Severance Agreement as of the date first written above.

EXECUTIVE	CORTLAND BANCORP

Timothy Carney	By:
Its: